EXHIBIT 23.1

Consent of S.B. Hoover and Company, L.L.P.

We consent to the reference in this Form SB-2 to S.B. Hoover & Company, L.L.P., as experts in accounting and auditing and to the use in this Form SB-2 of our report dated March 20, 2005 (except in reference to Note 28 to TransCommunity Financial Corporation’s 2004 financial statements, as to which the date is May 11, 2005) on the statement of financial condition of TransCommunity Financial Corporation as of December 31, 2004 and 2003, and the related statements of income, stockholders’ equity, and cash flows for the years then ended.

/s/ S.B. Hoover & Company, L.L.P.

July 5, 2005

Harrisonburg, Virginia